Exhibit 99.1
December 11, 2013

Re: Dissolution of Wells Real Estate Fund XI, L.P.

Dear Financial Representative:

You may recall that in September we informed you of the upcoming dissolution of Wells Real Estate Fund XI, L.P. (the Fund), following the disposition of the Fund’s equity interest in Fund XI-XII-REIT Associates in August 2013. Following the last net sale proceeds distribution in November 2013, we reserved approximately $269,000 of both cash from operations and net sale proceeds to fund future expenses and obligations of the Fund. Of this amount, approximately $80,000 has been reserved to fund final dissolution expenditures for the Fund including, but not limited to, legal fees, audit and tax fees, printing and postage costs, and other administrative expenses. Accordingly, at this time, pursuant to the terms of the partnership agreement, the remaining proceeds of approximately $189,000 are being distributed as the final liquidating distribution for the Fund.

We are sending the final audited financials and the liquidation statement to your clients, as well as their share of the final liquidating distribution for the Fund, if applicable. Please note that this distribution will be made in strict accordance with the partnership agreement, which dictates how proceeds will be distributed. As a result, if your clients are Class B unit holders, they will not be eligible for this distribution. Enclosed for your reference is your Advisor report which details the clients who will receive notification of the disposition and liquidation of the Fund. This signals the completion of this investment program.

Summary of Wells Real Estate Fund XI, L.P.
The Fund was originally launched in December 1997 and raised $16,532,802. Over the life of the program, we have paid operating cash distributions of approximately $6,378,000 to Class A investors. We also provided passive losses to Class B investors. Additionally, the assets in the program were sold, with net sale proceeds allocated to the Fund totaling approximately $13,583,000. The last net sale proceeds distribution of approximately $1,700,000 was made in November 2013.

Passive Loss Considerations for Class B Investors Only
As you may remember, part of the design of the Class B units in the Fund was to receive passive losses during the Fund’s operations. Over the course of the Fund’s life, Class B investors were allocated passive losses that roughly equaled their total investment.

If your clients are Class B unit holders, they may have unused passive losses, due to the passive loss limitations of the Tax Code. Now that the Fund is closed, unused passive losses may be available to offset current ordinary income on their 2013 income tax returns. The availability of unused passive losses is unique to each individual taxpayer, based on their actual tax filings over the investment period in the Fund. Wells Real Estate Funds and its affiliates do not render tax advice; therefore, your clients will need to consult with their tax advisors to determine if they have any unused passive losses. Typically, these unused losses would be reflected on Form 8582 of their personal income tax returns (Form 8810 for corporations). Your clients will be mailed their final Schedule K-1’s in the first quarter of 2014.

Continued on reverse

14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel: 800-557-4830

If you have any questions, please contact our Client Services Specialists at 800-557-4830. It has been our privilege to serve you, and we thank you for your participation in the Wells Real Estate Fund XI, L.P. program.

Sincerely,

Leo F. Wells III
General Partner

Enclosure

Disclosure
This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.